Exhibit 4.5
EXECUTION VERSION
COLLATERAL TRUST AGREEMENT
Dated as of January 7, 2011
by and among
HARBINGER GROUP INC.,
THE OTHER TRUSTORS PARTY HERETO
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee under the Indenture,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Collateral Agent

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Page
Section 8.13. Force Majeure	35
Section 8.14. Consequential Damages	35
Section 8.15. Counterparts	35
Section 8.16. Incorporation by Reference	35
Section 8.17. USA PATRIOT Act	35
Section 8.18. Rights Of Holders	36

Exhibit A —	Form of Supplement to Collateral Trust Agreement
Exhibit B —	Form of Joinder to Collateral Trust Agreement

iii

     This COLLATERAL TRUST AGREEMENT, dated as of January 7, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) among Harbinger Group Inc., a Delaware corporation (together with its successors, the “Company”), the Additional Trustors (as defined in Section 5.07(b)) (and together with the Company, the “Trustors”), Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (in such capacity, together with its successors and assigns from time to time, the “Indenture Trustee”), Wells Fargo Bank, National Association, as collateral agent (in such capacity, together with its successors and assigns from time to time, the “Collateral Agent”) for the Secured Parties, and each New Representative party hereto from time to time.
PRELIMINARY STATEMENTS:
     WHEREAS, pursuant to an Indenture, dated as of November 15, 2010 (as amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time, the “Indenture”), among the Company, the Guarantors, the other Trustors party thereto from time to time, the Indenture Trustee and the Collateral Agent, the Company intends to issue an aggregate original principal amount of $350,000,000 of its 10.625% senior secured notes due 2015 (together with any Additional Notes (as defined in the Indenture) issued pursuant to and in compliance with the Indenture, the “Notes”);
     WHEREAS, the Company and the Guarantors may, from time to time, incur additional indebtedness permitted to be secured on an equal and ratable basis with the obligations under the Note Documents (as defined below), which indebtedness the Company shall designate as having a first priority security interest in the Collateral and shall be incurred under a credit facility, indenture or similar debt facility (each, a “New Facility”), in each case in accordance with this Agreement and the then-extant Documents. For the avoidance of doubt, only additional indebtedness for which each of the requirements specified in Section 2.02 hereof have been satisfied shall constitute a New Facility for any purpose of this Agreement;
     WHEREAS, the Liens securing the obligations of the applicable Trustors in respect of any New Facility shall be granted pursuant to the Collateral Documents (as defined below);
     WHEREAS, the Collateral Agent has agreed to act on behalf of all Secured Parties with respect to the Collateral; and
     WHEREAS, it is a condition precedent to the issuance of the Notes that the Company and the Collateral Agent enter into this Agreement and the Collateral Documents in order to secure the payment and performance of the Obligations (as defined below).
     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE 1
Definitions And Other Matters
     Section 1.01. Rules of Interpretation. (a) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
     (b) The use in this Agreement or any of the Collateral Documents of the word “include” or “including,” when following any general statement, term or matter, will not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but will be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The word “will” shall be construed to have the same meaning and effect as the word “shall.”
     (c) References to “Sections,” “clauses,” “recitals” and the “preamble” will be to Sections, clauses, recitals and the preamble, respectively, of this Agreement unless otherwise specifically provided. References to “Articles” will be to Articles of this Agreement unless otherwise specifically provided. References to “Exhibits” and “Schedules” will be to Exhibits and Schedules, respectively, to this Agreement unless otherwise specifically provided.
     (d) This Agreement and the Collateral Documents will be construed without regard to the identity of the party who drafted it and as though the parties participated equally in drafting it. Consequently, each of the parties acknowledges and agrees that any rule of construction that a document is to be construed against the drafting party will not be applicable either to this Agreement or the other Collateral Documents.
     Section 1.02. Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):
     “Actionable Default” means the occurrence of any of the following:
     (a) an “Event of Default” under and as defined in the Indenture; or
     (b) any event or condition which, under the terms of any New Facility, causes, or permits holders of the New Obligations with respect to such New Facility to cause, such New Obligations to become immediately due and payable;
provided that, upon delivery of a Notice of Actionable Default, the Collateral Agent may assume that an Actionable Default shall be continuing unless the Notice of Actionable Default delivered with respect thereto shall have been withdrawn in a writing delivered to the Collateral Agent by the requisite holders of the Series of Obligations to which such Notice of Actionable Default relates (determined under the Documents governing such Series), or by the Representative with respect to such Series of Obligations, prior to the first date on which the Collateral Agent commences the exercise of any remedy with respect to the Collateral following the receipt of such Notice of Actionable Default.
     “Additional Trustor” has the meaning ascribed to such term in Section 5.07(b).
     “Agreement” has the meaning set forth in the recital of parties to this Agreement.
     “Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time, and any successor statute.
     “Bankruptcy Proceeding” means that the Company or any Additional Trustor, if any, shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or there shall be an assignment for the benefit of creditors relating to the Company or any Additional Trustor, if any, whether or not voluntary; or any case shall be commenced by or against the Company, any Additional Trustor, if any under the Bankruptcy Code or any similar federal or state law for the relief of debtors, whether or not voluntary; or any proceeding shall be instituted by or against the Company or any Additional Trustor, if any, seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, dissolution, marshalling of assets or liabilities, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, or seeking the entry of an order for relief or the appointment of a receiver, trustee, administrator or other similar official for it or for any substantial part of its property and assets, whether or not voluntary; or any event or action analogous to or having a substantially similar effect to any of the events or actions set forth above in this definition (other than a solvent reorganization) shall occur under the law of any jurisdiction applicable to the Company or any Additional Trustor, if any; or the Company or any Additional Trustor, if any, shall take any corporate, partnership, limited liability company or other similar action to authorize any of the actions set forth above in this definition.
     “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized by law to close.
     “Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.
     “Collateral” means all of the assets or property of the Company or any Additional Trustor, whether real, personal or mixed, with respect to which a Lien is granted or purported to be granted as security for any Obligations.
     “Collateral Agent” has the meaning set forth in the recital of parties to this Agreement.
     “Collateral Agent’s Fees” means all fees, costs and expenses of the Collateral Agent (or any co-trustee or agent thereof) of the type described in Sections 5.03, 5.04, 5.05 and 5.06 of this Agreement.

     “Collateral Documents” means, collectively, the Security Agreement, each Security Agreement Supplement (as defined in the Security Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Obligations or under which rights or remedies with respect to such Liens are governed, as each may be amended, restated, supplemented or otherwise modified from time to time.
     “Collateral Trust Joinder” means a joinder agreement substantially in the form of Exhibit B.
     “Company” has the meaning set forth in the recital of parties to this Agreement.
     “Distribution Dates” means the dates fixed by the Collateral Agent (the first of which shall occur within 90 days after receipt of a Notice of Actionable Default that has not theretofore been withdrawn and the balance of which shall be monthly thereafter) for the distribution of all moneys held by the Collateral Agent in the Trust Account.
     “Documents” means, collectively, the Note Documents and the New Documents.
     “Equity Interests” means (i) in the case of a corporation, any shares of its capital stock, (ii) in the case of a limited liability company, any membership interest therein, (iii) in the case of a partnership, any partnership interest (whether general or limited) therein, (iv) in the case of any other business entity, any participation or other interest in the equity or profits thereof, (v) any warrant, option or other right to acquire any Equity Interest described in this definition or (vi) any Security Entitlement in respect of any Equity Interest described in this definition.
     “Guarantor” means each “Guarantor” as defined in the Indenture.
     “Indenture” has the meaning set forth in the preliminary statements to this Agreement.
     “Indenture Trustee” has the meaning set forth in the recital of parties to this Agreement.
     “Lien” has the meaning set forth in the Indenture.
     “Majority Holders” means, as of any date, (a) at any time when no New Facility is outstanding, Secured Parties owed or holding more than 50% of the aggregate principal amount of indebtedness constituting Note Obligations, or such other requisite percentage or number of holders of Note Obligations (or the Indenture Trustee, on behalf of the holders of Note Obligations) as is permitted by, and in accordance with, the Indenture; or (b) otherwise, Secured Parties owed or holding more than 50% of the aggregate of the sum of, without duplication: (i) the aggregate principal amount of indebtedness constituting Note Obligations, (ii) the aggregate principal amount of the loans and other advances outstanding under each New Facility and (iii) other than in connection with the exercise of remedies, the aggregate amount of all outstanding unexpired or uncanceled commitments to extend credit (if any) under each New Facility outstanding at such time that, when funded, would constitute New Obligations; provided, however, that, in the case of clauses (ii) and (iii) above, if any New Secured Party shall be a “defaulting lender” (howsoever defined in the relevant New Document at such time), there shall be excluded from the determination of Majority Holders: (A) the aggregate principal amount of loans and other advances owing to such New Secured Party under such New Document at such time, and (B) such New Secured Party’s pro rata share of the outstanding commitments to extend credit (if any) under such New Document at such time unless another lender has or is obligated to assume the defaulting lender’s rights and obligations under the applicable New Documents. For purposes of this definition, (x) votes will be determined in accordance with the provisions of Section 8.02 and (y) any Obligations registered in the name of, or owned or held by the Company, any Guarantor or any Additional Trustor or any of their respective affiliates shall be disregarded.
     “Moody’s” means Moody’s Investors Service, Inc. and its successors.
     “New Documents” means, collectively, with respect to any New Facility, the agreements, documents and instruments providing for or evidencing any related New Obligations, including the definitive documentation in respect of such New Facility, the Collateral Documents, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of this Agreement.
     “New Facility” has the meaning set forth in the preliminary statements to this Agreement.
     “New Obligations” means all obligations of any of the Trustors from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including any Post-Petition Interest) on the indebtedness for borrowed money outstanding under each New Facility, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Bankruptcy Proceeding with respect to any Trustor, regardless of whether allowed or allowable in such proceeding), of the Trustors under the New Documents owing to the New Secured Parties (in their capacity as such). For the avoidance of doubt, as of the date hereof, there are no New Obligations outstanding.
     “New Representative” means (a) any agent or trustee for or other representative of the lenders or holders of obligations, as applicable, under a New Facility, together with its successors and permitted assigns, or (b) any New Secured Party, solely to the extent that such New Secured Party (i) is the sole lender or other holder of obligations under a particular New Facility and (ii) is not represented by an agent, trustee or other representative.
     “New Secured Parties” means, at any relevant time, subject to Section 2.02, the holders of any New Obligations at that time, including each applicable New Representative.

     “Note Documents” means, collectively, the Indenture, the Notes, each Note Guaranty, the Collateral Documents and each of the other agreements, documents and instruments providing for or evidencing any Note Obligation, any other document or instrument executed or delivered at any time in connection with any Note Obligation, including pursuant to the Collateral Documents, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with this Agreement.
     “Note Guaranty” means each “Note Guaranty” as defined in the Indenture.
     “Note Obligations” means all “Obligations” (as defined in the Indenture) in respect of indebtedness incurred under the Indenture and all other obligations of the Company, the Guarantors and the other Additional Trustors, if any, from time to time arising under or in respect of the due and punctual payment of (a) the principal of and premium, if any, and interest (including any Post-Petition Interest) on the Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Bankruptcy Proceeding with respect to the Company, any Guarantor or any Additional Trustor, regardless of whether allowed or allowable in such proceeding), of the Company, the Guarantors and the Additional Trustors, if any, under the Indenture and the other Note Documents owing to the Note Secured Parties (in their capacity as such).
     “Note Secured Parties” means, at any relevant time, the holders of Note Obligations at that time, including, without limitation, the Collateral Agent, the Indenture Trustee and the holders of Notes.
     “Notes” has the meaning set forth in the preliminary statements to this Agreement.
     “Notice of Actionable Default” means a written notice delivered to the Collateral Agent by the requisite holders of a Series of Obligations in accordance with the Documents governing such Series (or by the Representative with respect to such Series with the written consent of the requisite holders of a Series of Obligations in accordance with the Documents governing such Series) stating that an Actionable Default with respect to such Series has occurred.
     “Obligations” means (a) the Note Obligations and (b) subject to Section 2.02, the New Obligations.
     “Officer’s Certificate” means a certificate with respect to compliance with a condition or covenant provided for in this Agreement, signed on behalf of the Company by the Company’s principal executive officer, principal financial officer, chief operating officer or treasurer, including:
     (a) a statement that the Person making such certificate has read such covenant or condition;

     (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate are based;
     (c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is reasonably necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
     (d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
     “Post-Petition Interest” means any interest or entitlement to fees or expenses that accrues after the commencement of any Bankruptcy Proceeding with respect to any Trustor, whether or not allowed or allowable in any such Bankruptcy Proceeding.
     “Representative” means (a) with respect to the Note Obligations, the Indenture Trustee and (b) with respect to each Series of New Obligations, the New Representative with respect thereto.
     “S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc. and its successors.
     “Secured Parties” means, collectively, the Note Secured Parties and any New Secured Parties.
     “Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interests or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences or indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
     “Security Agreement” means the Security and Pledge Agreement, dated as of January 7, 2011, and any successor or replacement thereof, among the Company, the Collateral Agent (or any successor or replacement agent) and the other grantors from time to time party thereto.
     “Series”, when used with respect to any Obligations, refers to whether such Obligations are Note Obligations or New Obligations (and, if such Obligations are New Obligations, “Series” refers to the New Facility pursuant to which such New Obligations have been incurred).

     “Spectrum Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of February 9, 2010, by and among Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Global Opportunities Breakaway Ltd., Spectrum Brands Holdings, Inc., Avenue International Master, L.P., Avenue Investments, L.P., Avenue Special Situations Fund IV, L.P., Avenue Special Situations Fund V, L.P. and Avenue-CDP Global Opportunities Fund, L.P.
     “Spectrum Stockholder Agreement” means that certain Stockholder Agreement, dated as of February 9, 2010, by and among Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Global Opportunities Breakaway Ltd. and Spectrum Brands Holdings, Inc.
     “Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof).
     “Trust Estate” has the meaning ascribed to such term in Section 2.01(a).
     “Trustors” has the meaning set forth in the recital of parties to this Agreement.
     “U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.
     “Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
ARTICLE 2
The Trust Estate
     Section 2.01. Declaration of Trust. (a) To secure the payment and performance of the Obligations and in consideration of the premises and the mutual agreements set forth herein, each of the Trustors hereby grants to the Collateral Agent, and the Collateral Agent hereby accepts and agrees to hold, in trust under this Agreement for the benefit of all present and future Secured Parties, all of such Trustor’s right, title and interest in, to and under the Collateral for the benefit of all present and future Secured Parties, together with all of the Collateral Agent’s right, title and interest in, to and under the Collateral Documents, and all interests, rights, powers and remedies of the Collateral Agent thereunder or in respect thereof and all cash and non-cash proceeds thereof constituting Collateral (collectively, the “Trust Estate”).

     (b) The Collateral Agent and its successors and assigns under this Agreement will hold the Trust Estate in trust for the benefit solely and exclusively of all present and future Secured Parties as security for the payment of all present and future Obligations; provided, however, that if at any time the Company, the Guarantors and the Additional Trustors, if any, and their successors or assigns, shall satisfy all of the conditions set forth in Section 7.01 in connection with the release of all Collateral, then this Agreement, and the estates and rights assigned in the Collateral Documents, shall cease, terminate and be void; otherwise they shall remain and be in full force and effect in accordance with their respective terms; provided, further, that notwithstanding the foregoing, all provisions set forth in Sections 5.03, 5.04, 5.05 and 5.06 that are enforceable by the Collateral Agent or any of its co-trustees or agents (whether in an individual or representative capacity) will remain enforceable in accordance with their terms.
     (c) The parties to this Agreement further covenant and declare that the Trust Estate will be held and distributed by the Collateral Agent, subject to the further covenants, conditions and agreements hereinafter set forth.
     Section 2.02. New Facilities. (a) The Collateral Agent will act as agent hereunder for, and perform its duties set forth in this Agreement on behalf of, each holder of Obligations in respect of indebtedness that is issued or incurred after the date hereof that:
     (i) holds New Obligations that are identified as such in accordance with the procedures set forth in clause (b) of this Section 2.02; and
     (ii) signs, through its designated New Representative identified pursuant to clause (b) of this Section 2.02, a Collateral Trust Joinder and delivers the same to the Collateral Agent.
     (b) The Company or any other Trustor will be permitted to incur indebtedness in respect of a New Facility and to designate as an additional holder of Obligations hereunder the lenders, agents and each New Representative, as applicable, under such New Facility, in each case only to the extent such indebtedness is designated by the Company in accordance with this Section 2.02(b) and only to the extent such incurrence is permitted under the terms of the Documents. The Company may only effect such designation by delivering to the Collateral Agent (with copies to the Indenture Trustee and to each previously identified New Representative), each of the following:
     (i) on or prior to the date on which such New Facility is incurred, an Officer’s Certificate stating that each applicable Trustor intends to incur additional indebtedness under such New Facility, and certifying that (A) such incurrence is permitted and does not violate or result in any default under the Note Documents or any then existing New Documents (other than any incurrence of Obligations that would simultaneously repay all Obligations under the applicable Documents, under which such default would arise), (B) the definitive documentation associated with such New Facility contains a written agreement of the holders of such indebtedness, for the enforceable benefit of all holders of existing and future Obligations, each existing and future Indenture Trustee and each existing and future New Representative substantially as follows: (x) that all

Obligations will be and are secured equally and ratably by all Liens at any time granted by any Trustor to the Collateral Agent, for the benefit of the Secured Parties, to secure any Obligations, whether or not upon property otherwise constituting collateral to such Obligations and that all Liens granted pursuant to the Collateral Documents will be enforceable by the Collateral Agent for the benefit of all holders of Obligations equally and ratably as contemplated by this Agreement (provided, that if provided by the terms thereof or with the consent of the holders thereof, a Series of New Obligations may be secured by Liens (which shall be equal and ratable with the Liens securing the Note Obligations) on assets and properties comprising less (but not more) than all of the assets and properties upon which Liens have been granted to secure the Note Obligations), and (y) consenting to and directing the Collateral Agent to perform its obligations under this Agreement and the Collateral Documents and (C) the Company and each other Trustor has duly authorized, executed (if applicable) and recorded (or caused to be recorded), or intends to authorize, execute and record (if applicable), in each appropriate governmental office all relevant filings and recordations, if any, reasonably necessary to ensure that the New Obligations in respect of such New Facility are secured by the Collateral to the extent set forth in and required by the New Documents and in accordance with this Agreement and the Collateral Documents;
     (ii) a written notice specifying the name and address of the New Representative in respect of such New Facility for purposes of Section 8.03; and
     (iii) a copy of the executed Collateral Trust Joinder referred to in clause (a) above, executed by the applicable New Representative (on behalf of each New Secured Party represented by it).
     (c) Although the Grantors shall be required to deliver a copy of each of the foregoing documents described in clauses (i) through (iii) of Section 2.02(b) to the Indenture Trustee and each then existing New Representative, the failure to so deliver a copy of any such document to the Indenture Trustee and any such New Representative (other than the certification described in clause (i) of Section 2.02(b) and the Collateral Trust Joinder referred to in clause (iii) of Section 2.02(b), which shall in all cases be required and which shall be delivered to each of the Indenture Trustee and each then existing New Representative on or prior to the incurrence of indebtedness under the applicable New Facility) shall not affect the status of such New Facility as New Obligations or Obligations entitled to the benefits of this Agreement and the Collateral Documents if the other requirements of this Section 2.02 are satisfied.
     Section 2.03. Acknowledgment of Security Interests. (a) Each of the Indenture Trustee (for itself and on behalf of each Note Secured Party), each New Representative (for itself and on behalf of each New Secured Party represented by it), each Trustor and the Collateral Agent acknowledges and agrees that, pursuant to the Collateral Documents, each of the Trustors has granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all such Trustor’s rights, title and interest in, to and under the Collateral to secure the payment and performance of all present and future Obligations. Each of the Indenture Trustee (for itself and on behalf of each Note Secured Party), each New Representative (for itself and on behalf of each New Secured Party represented by it), each Trustor and the Collateral Agent acknowledges and agrees that, pursuant to the Collateral Documents, the aforementioned security interest granted to the Collateral Agent, for the benefit of the Secured Parties, shall (subject to Section 7.01) for all purposes and at all times secure the Note Obligations and the New Obligations (if any) on an equal and ratable basis, except as is otherwise contemplated in the first proviso contained in Section 2.02(b)(i).
     (b) The Collateral Agent and its successors and assigns under this Agreement will act for the benefit solely and exclusively of all present and future Secured Parties and will hold the Collateral and the Liens thereon as security for the payment and performance of all present and future Obligations, in each case, under terms and conditions of this Agreement and the Collateral Documents.
ARTICLE 3
Actionable Default; Remedies; Administration of Trust Property
     Section 3.01. Notice of Default; Written Instructions. (a) Upon receipt of a Notice of Actionable Default, the Collateral Agent shall, within five days thereafter, notify the Indenture Trustee and each New Representative that an Actionable Default exists.
     (b) Upon receipt of any written directions pursuant to Section 3.08(a), the Collateral Agent shall, within five days thereafter, send a copy thereof to the Indenture Trustee and each New Representative.
     Section 3.02. Remedies. (a) Upon the receipt of a Notice of Actionable Default and so long as such Notice of Actionable Default shall not have been withdrawn in a writing delivered to the Collateral Agent by the requisite holders of the Series of Obligations to which such Notice of Actionable Default relates (determined under the Documents governing such Series), or by the Representative with respect to such Series, the Collateral Agent may exercise the rights and remedies provided in this Agreement and in the Collateral Documents.
     (b) To the extent permitted by applicable law, the Trustors hereby waive presentment, demand, protest or any notice of any kind in connection with this Agreement, any Collateral or any Collateral Document.
     Section 3.03. Administration of Trust Property. (a) Each Secured Party (acting through the Indenture Trustee or its New Representative, as applicable) hereby appoints the Collateral Agent to serve as collateral trustee and agent hereunder on the terms and conditions set forth herein. Subject to, and in accordance with, this Agreement, the Collateral Agent will serve as collateral trustee and agent hereunder, for the benefit solely and exclusively of the present and future Secured Parties, and will:
     (i) accept, enter into, hold, maintain, administer and enforce all Collateral Documents, including all Collateral subject thereto, and all Liens created thereunder, perform its obligations under the Collateral Documents and protect, exercise and enforce the interests, rights, powers and remedies granted or available to it under, pursuant to or in connection with the Collateral Documents;
     (ii) take all lawful and commercially reasonable actions permitted under the Collateral Documents that it may deem necessary or advisable to protect or preserve its interest in the Collateral subject thereto and such interests, rights, powers and remedies;
     (iii) deliver and receive notices pursuant to the Collateral Documents;
     (iv) sell, assign, collect, assemble, foreclose on, institute legal proceedings with respect to, or otherwise exercise or enforce the rights and remedies of a secured party (including a mortgagee, trust deed beneficiary and insurance beneficiary or loss payee) with respect to the Collateral under the Collateral Documents and its other interests, rights, powers and remedies;
     (v) remit as provided in Section 4.04 all cash proceeds received by the Collateral Agent from the collection, foreclosure or enforcement of its interest in the Collateral under the Collateral Documents or any of its other interests, rights, powers or remedies;
     (vi) execute and deliver amendments to this Agreement and the Collateral Documents as from time to time authorized pursuant to Section 8.01 accompanied by an Officer’s Certificate to the effect that the amendment was permitted under Section 8.01; and
     (vii) release or subordinate any Lien granted to it by any Collateral Document upon any Collateral if and as required by Section 7.01.
     (b) Each party to this Agreement acknowledges and consents to the undertaking of the Collateral Agent set forth in Section 3.03(a) and agrees to each of the other provisions of this Agreement applicable to the Collateral Agent.
     Section 3.04. Power of Attorney. Each Trustor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as their true and lawful attorney-in-fact with full power and authority in the name of such Trustor, or in its own name, from time to time acting at the written direction of the Trustors upon the occurrence and during the continuance of an Actionable Default, for the purpose of carrying out the terms of this Agreement and the Collateral Documents, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes hereof and thereof and, without limiting the generality of the foregoing, hereby gives the Collateral Agent the power and right on behalf of such Trustor, without notice to or assent by any Trustor to do the following:
     (a) to ask for, demand, sue for, collect, receive, recover, compromise and give acquittance and receipts for any and all moneys due or to become due upon or by virtue hereof and thereof;

     (b) to receive, take, endorse, assign and deliver any and all checks, notes, drafts, acceptances, documents and other negotiable and non-negotiable instruments and chattel paper taken or received by the Collateral Agent in connection herewith and therewith;
     (c) to commence, file, institute, prosecute, defend, settle, compromise or adjust any claim, suit, action or proceeding with respect hereto and thereto or in connection herewith and therewith;
     (d) to sell, transfer, assign or otherwise deal in or with the Collateral or any part thereof as fully and effectually as if the Collateral Agent were the absolute owner thereof; and
     (e) to do, at its option and at the expense and for the account of such Trustor, at any time or from time to time, all acts and things that the Collateral Agent deems necessary to protect or preserve the Collateral or the Trust Estate and to realize upon the Collateral.
     Section 3.05. Right to Initiate Judicial Proceedings, Etc. Upon the receipt of a Notice of Actionable Default and so long as such Notice of Actionable Default shall not have been withdrawn in a writing delivered to the Collateral Agent by the requisite holders of the Series of Obligations to which such Notice of Actionable Default relates (determined under the Documents governing such Series) or by the Representative with respect to such Series:
     (a) the Collateral Agent shall have the right and power to institute and maintain such suits and proceedings as it may deem appropriate to protect and enforce the rights vested in it by this Agreement and each Collateral Document to the fullest extent permitted by applicable law; and
     (b) the Collateral Agent may, either after entry or without entry, proceed by suit or suits at law or in equity to enforce such rights and to foreclose upon the Collateral and to sell all or, from time to time, any of the Trust Estate under the judgment or decree of a court of competent jurisdiction to the fullest extent permitted by applicable law.
     Section 3.06. Appointment of a Receiver. If a receiver of the Trust Estate shall be appointed in judicial proceedings, the Collateral Agent may be appointed as such receiver. Notwithstanding the appointment of a receiver, the Collateral Agent shall be entitled to retain possession and control of all cash held by or deposited with it or its agents pursuant to any provision of this Agreement or any Collateral Document.
     Section 3.07. Exercise of Powers. All of the powers, remedies and rights of the Collateral Agent as set forth in this Agreement may be exercised by the Collateral Agent in respect of any Collateral Document as though set forth at length therein and all the powers, remedies and rights of the Collateral Agent and the Secured Parties as set forth in any Collateral Document may be exercised from time to time as herein and therein provided.

     Section 3.08. Control by the Majority Holders. (a) Subject to Section 3.08(b), if an Actionable Default shall have occurred and be continuing and if the Collateral Agent shall have received a Notice of Actionable Default with respect thereto, the Majority Holders shall have the right, by an instrument in writing executed and delivered to the Collateral Agent, to direct the time, method and place of conducting any proceeding for any right or remedy available to the Collateral Agent, or of exercising any trust or power conferred on the Collateral Agent, or for the appointment of a receiver, or for the taking of any action authorized by Article 3 of this Agreement.
     (b) The Collateral Agent shall not follow any written directions received pursuant to Section 3.08(a) to the extent such written directions are known by the Collateral Agent to be in conflict with any provisions of law or if the Collateral Agent shall have received from independent counsel an unqualified opinion to the effect that following such written directions would result in a breach of a provision or covenant contained in the Indenture or impose individual liability on the Collateral Agent.
     (c) Nothing in this Section 3.08 shall impair the right of the Collateral Agent in its discretion to take or omit to take any action deemed proper by the Collateral Agent and which action or omission is not inconsistent with the direction of the Secured Parties entitled to direct the Collateral Agent with respect to such action as provided for in this Agreement; provided, however, that the Collateral Agent shall not be under any obligation to take any action that is discretionary with the Collateral Agent under the provisions of this Agreement or under any Collateral Document.
     (d) For the avoidance of doubt, the Majority Holders when taking, or in directing the Collateral Agent to take, any action with respect of the Collateral, the Majority Holders may elect to take such action (or to direct the Collateral Agent to take such action) with respect to all or any part of the Collateral, except as limited by mandatory provisions of applicable law.
     Section 3.09. Remedies Not Exclusive. (a) No remedy conferred upon or reserved to the Collateral Agent in this Agreement or in any Collateral Document is intended to be exclusive of any other remedy or remedies, but every such remedy shall be cumulative and shall be in addition to every other remedy conferred in this Agreement or in any Collateral Document or now or hereafter existing at law or in equity or by statute.
     (b) No delay or omission of the Collateral Agent to exercise any right, remedy or power accruing upon any Actionable Default shall impair any such right, remedy or power or shall be construed to be a waiver of any such Actionable Default or an acquiescence therein; and every right, power and remedy given by this Agreement or any Collateral Document to the Collateral Agent may be exercised from time to time and as often as may be deemed expedient by the Collateral Agent.
     (c) In case the Collateral Agent shall have proceeded to enforce any right, remedy or power under this Agreement or any Collateral Document and the proceeding for the enforcement thereof shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the Trustors, the Collateral Agent and the Secured Parties shall, subject to any determination in such proceeding, severally and respectively be restored to their former positions and rights, under this Agreement and under such Collateral Document with respect to the Trust Estate and in all other respects, and thereafter all rights, remedies and powers of the Collateral Agent shall continue as though no such proceeding had been taken.
     (d) All rights of action and rights to assert claims upon or under this Agreement and the Collateral Documents may be enforced by the Collateral Agent without the possession of any Document or the production thereof in any trial or other proceeding relative thereto, and any such suit or proceeding instituted by the Collateral Agent shall be brought in its name as Collateral Agent and any recovery of judgment shall be held as part of the Trust Estate.
     Section 3.10. Waiver of Certain Rights. The Trustors, to the extent they may lawfully do so, on behalf of themselves and all who may claim through or under them, including, without limitation, any and all subsequent creditors, vendees, assignees and lienors, expressly waive and release any, every and all rights to demand or to have any marshaling of the Trust Estate upon any sale, whether made under any power of sale herein granted or pursuant to judicial proceedings or upon any foreclosure or any enforcement of this Agreement and consents and agrees that all the Trust Estate may at any such sale be offered and sold as an entirety.
     Section 3.11. Limitation on Collateral Agent’s Duties in Respect of Collateral. Beyond its duties set forth in this Agreement as to the custody thereof and the accounting to the Trustors and the Secured Parties for moneys received by it hereunder, the Collateral Agent shall not have any duty to the Trustors and the Secured Parties as to any Collateral in its possession or control or in the possession or control of any agent or nominee of it or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent, however, that the Collateral Agent or any agent or nominee thereof maintains possession or control of any of the Collateral, the Collateral Agent shall, and shall instruct such agent or nominee to, grant the Trustors access to and use of such Collateral that the Trustors require for the normal conduct of their business; provided that such rights may be limited as provided in this Agreement and the other Collateral Documents after the Collateral Agent shall have received a Notice of Actionable Default.
     Section 3.12. Limitation by Law. All rights, remedies and powers provided by this Article 3 may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law in the premises, and all the provisions of this Article 3 are intended to be subject to all applicable mandatory provisions of law that may be controlling in the premises and to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable in whole or in part or not entitled to be recorded, registered, or filed under the provisions of any applicable law.
     Section 3.13. Absolute Rights of Secured Parties. Notwithstanding any other provision of this Agreement (other than Section 3.02) or any provision of any Collateral Document, the right of each Secured Party, which is absolute and unconditional, to receive payments of the Obligations held by such Secured Party on or after the due date thereof as therein expressed, to seek adequate protection in respect of its interest in this Agreement and the Collateral, to institute suit for the enforcement of such payment on or after such due date, or to assert its position and views as a secured creditor in a Bankruptcy Proceeding, or the obligation of the Trustors, which is also absolute and unconditional, to pay in full and otherwise perform all Obligations at the time and place expressed therein shall not be impaired or affected without the consent of such Secured Party.
ARTICLE 4
Trust Account, Application of Moneys
     Section 4.01. The Trust Account. On the date hereof there shall be established and, at all times thereafter until the trusts created by this Agreement shall have terminated, there shall be maintained with the Collateral Agent an account that shall be entitled the “Trust Account”. The Trust Account shall be established and maintained by the Collateral Agent at its designated corporate trust offices. All moneys that are received by the Collateral Agent after the occurrence of an Actionable Default in connection with any collection, sale, foreclosure or other realization upon any Collateral shall be deposited in the Trust Account and thereafter shall be held and applied by the Collateral Agent in accordance with the terms of this Agreement. To the extent necessary, appropriate or desirable, the Collateral Agent from time to time may establish sub-accounts as part of the Trust Account for the purpose of better identifying and maintaining proceeds of Collateral, all of which sub-accounts shall be treated as and be deemed equivalent to, the Trust Account for all purposes hereof.
     Section 4.02. Control of Trust Account. All right, title and interest in and to the Trust Account shall vest in the Collateral Agent, and funds on deposit in the Trust Account shall constitute part of the Trust Estate. The Trust Account shall be subject to the exclusive dominion and control of the Collateral Agent.
     Section 4.03. Investment of Funds Deposited in Trust Account. At the written direction of the Majority Holders, the Collateral Agent shall invest and reinvest moneys on deposit in the Trust Account at any time in:
     (a) U.S. Government Obligations or certificates representing an ownership interest in U.S. Government;
     (b) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s;
     (c) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

     (d) commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within six months after the date of acquisition; and
     (e) money market funds at least 95% of the assets of which consist of investments of the type described in clauses (a) through (d) above;
provided that the Majority Holders shall not be entitled to direct the making of any such investment or reinvestment to the extent that the Trustors would not be permitted to hold such investment under the terms of any Documents. All such investments and the interest and income received thereon and therefrom and the net proceeds realized on the sale thereof shall be held in the Trust Account, as applicable, as part of the Trust Estate.
     Section 4.04. Application of Moneys in Trust Account. All moneys held by the Collateral Agent in the Trust Account shall, to the extent available for distribution, be distributed (or deposited in a separate account for the benefit of the Indenture Trustee and each New Representative pursuant to Section 4.05) by the Collateral Agent as follows:
     First: To the Collateral Agent in an amount equal to the Collateral Agent’s Fees that are unpaid as of the relevant Distribution Date and to any Secured Party that has theretofore advanced or paid any Collateral Agent’s Fees in an amount equal to the amount thereof so advanced or paid by such Secured Party prior to such Distribution Date;
     Second: to the Indenture Trustee and each New Representative (if any) equally and ratably (in the same proportion that the unpaid Obligations of the Indenture Trustee or such New Representative, as applicable, bear to all unpaid Obligations on the relevant Distribution Date) for application to the payment in full of all outstanding Obligations (other than Obligations paid pursuant to clause first above) that are then due and payable to the Secured Parties (which shall then be applied or held by the Indenture Trustee and each such New Representative in such order as may be provided in the applicable Documents); provided that any moneys held in the Trust Account that were received in connection with any collection, sale, foreclosure or other realization upon any assets or properties that do not constitute Collateral with respect to one or more Series of New Obligations shall be distributed pursuant to this clause Second to the Indenture Trustee and each New Representative with respect to each Series of New Obligations that is secured by such assets or properties, equally and ratably (in the same proportion that the unpaid Obligations of the Indenture Trustee or such New Representative, as applicable, bear to all unpaid Obligations secured by such assets or properties on the relevant Distribution Date); and
     Third: Any surplus then remaining shall be paid to the respective Trustor, its successors or assigns, or as a court of competent jurisdiction may direct.
     In connection with the application of proceeds pursuant to this Section 4.04, except as otherwise directed in writing by the Majority Holders, the Collateral Agent may sell any non-cash proceeds for cash prior to the application of the proceeds thereof.
     Section 4.05. Application of Moneys Distributable to Secured Parties. If at any time any moneys collected or received by the Collateral Agent pursuant to this Agreement or any Collateral Document are distributable pursuant to Section 4.04 to the

Indenture Trustee or any New Representative, and if the Indenture Trustee or such New Representative shall notify the Collateral Agent that no provision is made under the Note Documents or New Documents, as applicable, (a) for the application by the Indenture Trustee or such New Representative, as applicable, of such amounts so distributable (whether by virtue of the Note Obligations or the applicable New Obligations not having become due and payable or otherwise) or (b) for the receipt and the holding by the Indenture Trustee or such New Representative, as applicable, of such amounts pending the application thereof, then the Collateral Agent shall invest, at the written direction of the Majority Holders, all such amounts applicable to the Note Obligations or the New Obligations in obligations of the kinds referred to in Section 4.03, with the specific investment specified in writing and shall hold all such amounts so distributable, and all such investments and the proceeds thereof, in trust solely for the Indenture Trustee and/or such New Representative and for no other purpose until such time as the Indenture Trustee or such New Representative shall request the delivery thereof by the Collateral Agent to the Indenture Trustee or such New Representative, as applicable, for application by it pursuant to the Note Documents or the New Documents, as applicable.
     This Article 4 is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Obligations, each present and future Indenture Trustee, each present and future New Representative and the Collateral Agent as a Secured Party.
ARTICLE 5
Agreements with the Collateral Agent
     Section 5.01. Delivery of Documents. Concurrently with the execution of this Agreement on the date hereof, the Company will deliver to the Collateral Agent a true and complete copy of each of the Documents then in effect. The Company agrees that, promptly upon the execution thereof, Company will, or cause the applicable Trustor to, deliver to the Collateral Agent a true and complete copy of (a) any and all amendments, modifications or supplements to any Document, and (b) any Documents, entered into subsequent to the date hereof. Unless and until the Collateral Agent actually receives such copies it shall not be deemed to have knowledge of them.
     Section 5.02. Information as to Secured Parties. The Company agrees that it shall deliver to the Collateral Agent from time to time upon the reasonable request of the Collateral Agent, a list setting forth, by each Document then in effect:
     (i) the aggregate amount outstanding thereunder;
     (ii) the interest rates then in effect thereunder;
     (iii) to the extent known to the Company, the names of the holders of the Notes outstanding thereunder and the unpaid principal amount owing to each such holder of Notes; and

     (iv) the names of such other Secured Parties under any other Series of Obligations and the unpaid aggregate amounts owing to each such Secured Party.
     The Company will furnish to the Collateral Agent within 30 days after the date hereof, and periodically if notice addresses and/or addresses change, a list setting forth the name and address of each party to whom notices must be sent under the Documents. At all times the Collateral Agent may assume without inquiry that the most recent list it has received remains current.
     Section 5.03. Compensation and Expenses. The Trustors, jointly and severally, agree to pay to the Collateral Agent from time to time following receipt of an invoice therefrom:
     (i) compensation (which shall not be limited by any provision of law in regard to compensation of a trustee of an express trust), as agreed by the Trustors and the Collateral Agent, for Collateral Agent’s services hereunder and under the Collateral Documents and for administering the Trust Estate; and
     (ii) all of the fees, reasonable costs and expenses of the Collateral Agent (including, without limitation, the reasonable fees, expenses and disbursements of their counsel and such special counsel, auditors, accountants, consultants or appraisers or other professional advisors and agents as the Collateral Agent elect to retain) (A) arising in connection with the negotiation, preparation, execution, delivery, modification and termination of, or consent or waiver to, this Agreement and each Collateral Document or the enforcement of any of the provisions hereof or thereof, or (B) incurred or required to be advanced in connection with the administration of the Trust Estate, the sale or other disposition of Collateral pursuant to any Collateral Document and the preservation, protection or defense of the Collateral Agent’s rights under this Agreement and in and to the Collateral and the Trust Estate, and all reasonable costs and expenses incurred by the Collateral Agent and its agents in creating, perfecting, preserving, releasing or enforcing the Collateral Agent’s Liens on the Collateral.
     The obligations of the Trustors under this Section 5.03 shall survive the termination of the other provisions of this Agreement.
     Section 5.04. Stamp and Other Similar Taxes. The Trustors, jointly and severally, agree to indemnify and hold harmless the Collateral Agent and each Secured Party (and their respective agents) from any present or future claim for liability for any stamp or other similar tax and any penalties or interest with respect thereto that may be assessed, levied or collected by any jurisdiction in connection with this Agreement, any Collateral Document, the Trust Estate or any Collateral. The obligations of the Trustors under this Section 5.04 shall survive the termination of the other provisions of this Agreement.
     Section 5.05. Filing Fees, Excise Taxes, Etc.. The Trustors, jointly and severally, agree to pay or to reimburse the Collateral Agent and its agents for any and all amounts in respect of all search, filing, recording and registration fees, taxes, excise taxes and other similar imposts that may be payable or determined to be payable in respect of the execution, delivery, performance and enforcement of this Agreement and each Collateral Document. The obligations of the Trustors under this Section 5.05 shall survive the termination of the other provisions of this Agreement.
     Section 5.06. Indemnification. The Trustors, jointly and severally, agree to pay, indemnify, and hold the Collateral Agent, the Indenture Trustee and each of its officers, directors, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the Collateral Documents (including, but not limited to, actions by the Collateral Agent to enforce its rights with respect to the Collateral), unless arising from the gross negligence or willful misconduct (in either case, as determined by a final judgment of a court of competent jurisdiction) of the Collateral Agent or such of the agents as are seeking indemnification. The foregoing indemnities in this Section 5.06 shall survive the resignation or removal of the Collateral Agent or the termination of this Agreement.
     Section 5.07. Further Assurances; Notation on Financial Statements. (a) At any time and from time to time, upon the written request of the Collateral Agent, and, at the sole expense of the Trustors, the Trustors will promptly execute and deliver any and all such further instruments and documents and take such further action as the Collateral Agent reasonably deems necessary or desirable in obtaining the full benefits of this Agreement, the Collateral Documents and the other Documents and of the rights and powers herein and therein granted. To the extent required by law, the Trustors shall, in all of their financial statements, indicate by footnote or otherwise that the Obligations are secured pursuant to this Agreement and the Collateral Documents.
     (b) Pursuant to the Indenture and the Security Agreement, from time to time, additional direct or indirect subsidiaries of the Company are required to become parties to the Security Agreement. In connection with any such subsidiary becoming party to the Security Agreement, such subsidiary (an “Additional Trustor”) shall execute a Supplement to Collateral Trust Agreement in the form of Exhibit A hereto and upon such execution shall become a Trustor hereunder with all applicable rights and responsibilities.
ARTICLE 6
The Collateral Agent
     Section 6.01. Acceptance of Trust, Powers of the Collateral Agent. (a) The Collateral Agent, for itself and its successors, hereby accepts the trusts created by this Agreement upon the terms and conditions hereof, including those contained in this Article 6.
     (b) The Collateral Agent is authorized and empowered to enter into and perform its obligations and protect, perfect, exercise and enforce its interests, rights, powers and remedies under this Agreement and the Collateral Documents and applicable law and in equity and to act as set forth in this Agreement or as requested in any lawful directions given to it from time to time in respect of any matter by a written notice of the Majority Holders.
     (c) Neither the Indenture Trustee nor any New Representative or any other holder of Obligations will have any liability whatsoever for any act or omission of the Collateral Agent.
     (d) The Collateral Agent will accept, hold, administer and enforce all Liens on the Collateral at any time transferred or delivered to it and all other interests, rights, powers and remedies at any time granted to or enforceable by the Collateral Agent and all other property of the Trust Estates solely and exclusively for the benefit of all present and future holders of Obligations, and will distribute all proceeds received by it in realization thereon or from enforcement thereof solely and exclusively pursuant to the provisions of Section 4.04.
     (e) Except as expressly provided herein, no provision of this Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers.
     Section 6.02. Exculpatory Provisions. (a) The Collateral Agent shall not be responsible in any manner whatsoever for the correctness of any recitals, statements, representations or warranties contained in this Agreement or in any Collateral Document, all of which are made solely by the Trustors. The Collateral Agent makes no representations as to the value or condition of the Trust Estate or any part thereof, or as to the title of the Trustors thereto or as to the security afforded by any Collateral Document or this Agreement, or as to the validity, execution (except its own execution), enforceability, legality or sufficiency of this Agreement, any Collateral Document or the Obligations secured hereby and thereby, and the Collateral Agent shall incur no liability or responsibility in respect of any such matters. The Collateral Agent shall not be responsible for insuring the Trust Estate or for the payment of taxes, charges, assessments or liens upon the Trust Estate or otherwise as to the maintenance of the Trust Estate, except that in the event the Collateral Agent enters into possession of a part or all of the Trust Estate, the Collateral Agent shall preserve the part in its possession.
     (b) The Collateral Agent shall not be required to ascertain or inquire as to the performance by the Trustors of any of the covenants or agreements contained in this Agreement, in any Collateral Document or in any other Document. Whenever it is necessary, or in the opinion of the Collateral Agent advisable, for the Collateral Agent to ascertain the amount of Obligations then held by a Secured Party, the Collateral Agent may conclusively rely on a certificate of such Secured Party or its representative (including the Indenture Trustee or any applicable New Representative) as to such amount, and if any such Secured Party or representative shall not give such information to the Collateral Agent, such Secured Party shall not be entitled to receive distributions hereunder (in which case such distributions shall be held in trust for such Secured Party) until it has given such information to the Collateral Agent.

     (c) The Collateral Agent shall not be personally liable for any action taken or omitted to be taken by it in accordance with this Agreement or any Collateral Document except for its own gross negligence or willful misconduct.
     (d) The Collateral Agent shall have no responsibility for the preparation, filing or recording of any instrument, document or financing statement or for the maintenance of any security interest intended to be perfected thereby.
     Section 6.03. Delegation of Duties. The Collateral Agent may execute any of the trusts or powers hereof and perform any duty hereunder either directly or by or through agents or attorneys-in-fact, which may include officers and employees of the Trustors. The Collateral Agent shall be entitled to advice of counsel, at the expense of the Trustors, concerning all matters pertaining to such trusts, powers and duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it without gross negligence or willful misconduct.
     Section 6.04. Reliance by Collateral Agent. (a) Whenever in the administration of the trusts of this Agreement the Collateral Agent shall deem it necessary or desirable that a matter be proved or established in connection with the taking, suffering or omitting any action hereunder by the Collateral Agent, such matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively provided or established by an Officer’s Certificate delivered to the Collateral Agent, and such certificate shall be full warranty to the Collateral Agent for any action taken, suffered or omitted in reliance thereon, subject, however, to the provisions of Section 6.05.
     (b) The Collateral Agent may consult with counsel of its selection, and any opinion of such counsel who is not an employee of the Collateral Agent shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder in accordance therewith. The Collateral Agent shall have the right at any time to seek instructions concerning the administration of the Trust Estate from any court of competent jurisdiction.
     (c) The Collateral Agent may conclusively rely, and shall be fully protected in acting, upon any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, the Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Collateral Agent and conforming to the requirements of this Agreement or any Collateral Document. Without limitation to the foregoing, the Collateral Agent may rely as provided in this Section 6.04 on any Officer’s Certificate provided by the Company pursuant to Section 2.02 hereof, and may deem such information correct until such time as it receives any written modification of any such certificate from Company in respect thereof.

     (d) The Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in the Collateral Agent by this Agreement at the request or direction of the Majority Holders pursuant to this Agreement or any Collateral Document, unless the Collateral Agent shall have been provided adequate security and indemnity reasonably satisfactory to it against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction, including such reasonable advances as may be requested by the Collateral Agent.
     Section 6.05. Limitations on Duties of Collateral Agent. (a) The Collateral Agent shall be obliged to perform such duties and only such duties as are specifically set forth in this Agreement or in any Collateral Document, and no implied covenants or obligations shall be read into this Agreement or any Collateral Document against the Collateral Agent and the Collateral Agent shall not be liable with respect to any action taken or omitted by it in accordance with the direction of the Majority Holders pursuant to Section 3.08.
     (b) Except as herein otherwise expressly provided, the Collateral Agent shall not be under any obligation to take any action that is discretionary with the Collateral Agent under the provisions hereof or any Collateral Document except upon the written request of the Majority Holders pursuant to Section 3.08. The Collateral Agent shall make available for inspection and copying by the Indenture Trustee and each New Representative, each certificate or other paper furnished to the Collateral Agent by the Company under or in respect of this Agreement, any Collateral Document or any of the Trust Estate.
     (c) Whenever reference is made in this Agreement to any action by, consent, designation, specification, requirement of approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall, except as otherwise expressly provided in this Agreement, be acting, giving, withholding, suffering, omitting, taking or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) as directed by the Secured Parties. This provision is intended solely for the benefit of the Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.
     Section 6.06. Moneys to Be Held in Trust. All moneys received by the Collateral Agent under or pursuant to any provision of this Agreement or any Collateral Document shall be held in trust for the purposes for which they were paid or are held.
     Section 6.07. Resignation and Removal of the Collateral Agent. (a) The Collateral Agent may at any time, by giving 30 days’ prior written notice to the Company, the Indenture Trustee and each New Representative (if any), resign and be discharged of the responsibilities hereby created, such resignation to become effective upon the earlier of: (i) 30 days from the date of such notice and (ii) the appointment of a successor trustee or trustees by the Company, the acceptance of such appointment by such successor trustee or trustees, and the approval of such successor trustee or trustees by the Majority Holders; provided that no resignation shall become effective unless and until a successor trustee has been appointed as provided herein. The Collateral Agent may be removed at any time and a successor trustee or trustees appointed by the affirmative vote of the Majority Holders; provided that the Collateral Agent shall be paid its fees and reasonable expenses to the date of removal. If no successor trustee or trustees shall be appointed and approved within 30 days from the date of the giving of the aforesaid notice of resignation, the Collateral Agent shall, or the Indenture Trustee, any New Representative or any other Secured Party may, apply to any court of competent jurisdiction to appoint a successor trustee or trustees (which may be an individual or individuals) to act until such time, if any, as a successor trustee or trustees shall have been appointed as above provided. Any successor trustee or trustees so appointed by such court shall immediately and without further act be superseded by any successor trustee or trustees approved by the Majority Holders as above provided.
     (b) If at any time the Collateral Agent shall resign or be removed or otherwise become incapable of acting, or if at any time, a vacancy shall occur in the office of the Collateral Agent for any other cause, a successor trustee or trustees may be appointed by the Majority Holders, and the powers, duties, authority and title of the predecessor trustee or trustees terminated and canceled without procuring the resignation of such predecessor trustee or trustees, and without any other formality (except as may be required by applicable law) than appointment and designation of a successor trustee or trustees in writing, duly acknowledged, delivered to the predecessor trustee or trustees and Company, and filed for record in each public office, if any, in which this Agreement is required to be filed.
     (c) The appointment and designation referred to in Section 6.07 (b) shall, after any required filing, be full evidence of the right and authority to make the same and of all the facts therein recited, and this Agreement shall vest in such successor trustee or trustees, without any further act, deed or conveyance, all of the estate and title of its predecessor, and upon such filing for record the successor trustee or trustees shall become fully vested with all the estates, properties, rights, powers, trusts, duties, authority and title of its predecessor; but such predecessor shall, nevertheless, on the written request of the Majority Holders, the Company or the successor trustee or trustees, execute and deliver an instrument transferring to such successor or successors all the estates, properties, rights, powers, trusts, duties, authority and title of such predecessor or predecessors hereunder and shall deliver all Securities and moneys held by it to such successor trustee or trustees. Should any deed, conveyance or other instrument in writing from any Trustor be required by any successor trustee or trustees for more fully and certainly vesting in such successor trustee or trustees the estates, properties, rights, powers, trusts, duties, authority and title vested or intended to be vested in the predecessor trustee or trustees, any and all such deeds, conveyances and other instruments in writing shall, on request of such successor trustee or trustees, be executed, acknowledged and delivered by such Trustor.
     (d) Any required filing for record of the instrument appointing a successor trustee or trustees as hereinabove provided shall be at the sole expense of the Trustors. The resignation of any trustee or trustees and the instrument or instruments removing any trustee or trustees, together with all other instruments, deeds and conveyances provided for in this Article 6 shall, if permitted by law, be forthwith recorded, registered and filed by and at the expense of the Trustors, wherever this Agreement is recorded, registered and filed.
     Section 6.08. Status of Successors to the Collateral Agent. Except as permitted by Section 6.07, every successor to the Collateral Agent appointed pursuant to Section 6.07 shall be a bank or trust company in good standing and having power so to act, incorporated under the laws of the United States or any State thereof or the District of Columbia, and having its principal corporate trust office within the 48 contiguous States, and shall also have (together with its corporate affiliates) capital, surplus and undivided profits of not less than $100,000,000, if there be such an institution with such capital, surplus and undivided profits willing, qualified and able to accept the trust upon reasonable or customary terms.
     Section 6.09. Merger of the Collateral Agent. Any corporation into which the Collateral Agent may be merged, or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Collateral Agent shall be a party, or any corporation to which the Collateral Agent shall transfer all or substantially all of its corporate trust business (including the administration of this trust) shall be Collateral Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties hereto.
     Section 6.10. Co-Trustee, Separate Trustee. (a) If at any time or times it shall be necessary or prudent in order to conform to any law of any jurisdiction in which any of the Collateral shall be located, or the Collateral Agent shall be advised by counsel, satisfactory to it, that it is so necessary or advisable in the interest of the Secured Parties, or the Majority Holders shall in writing so request the Collateral Agent and the Trustors, or the Collateral Agent shall deem it desirable for its own protection in the performance of its duties hereunder, the Collateral Agent and the Trustors shall, at the reasonable request of the Collateral Agent, execute and deliver all instruments and agreements necessary or proper to constitute another bank or trust company, or one or more persons approved by the Collateral Agent and the Trustors, either to act as co-trustee or co-trustees of all or any of the Collateral, jointly with the Collateral Agent originally named herein or any successor or successors, or to act as separate trustee or trustees of any such property. In the event the Trustors shall not have joined in the execution of such instruments and agreements within 30 days after the receipt of a written request from the Collateral Agent so to do, or in case an Actionable Default shall have occurred and be continuing, the Collateral Agent may act under the foregoing provisions of this Section 6.10 without the concurrence of the Trustors, and the Trustors hereby appoint the Collateral Agent as its agent and attorney to act for it under the foregoing provisions of this Section 6.10 in either of such contingencies.
     (b) Every separate trustee and every co-trustee, other than any trustee that may be appointed as successor to the Collateral Agent, shall, to the extent permitted by law, be appointed and act and be such, subject to the following provisions and conditions, namely:
     (i) all rights, powers, duties and obligations conferred upon the Collateral Agent in respect of the custody, control and management of moneys,

papers or Securities shall be exercised solely by the Collateral Agent, or its successors hereunder;
     (ii) all rights, powers, duties and obligations conferred or imposed upon the Collateral Agent hereunder shall be conferred or imposed and exercised or performed by the Collateral Agent and such separate trustee or separate trustees or co-trustee or co-trustees, jointly, as shall be provided in the instrument appointing such separate trustee or separate trustees or co-trustee or co-trustees, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Collateral Agent shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate trustee or separate trustees or co-trustee or co-trustees;
     (iii) no power given hereby to, or that it is provided hereby may be exercised by, any such co-trustee or co-trustees or separate trustee or separate trustees, shall be exercised hereunder by such co-trustee or co-trustees or separate trustee or separate trustees, except jointly with, or with the consent in writing of, the Collateral Agent, anything herein contained to the contrary notwithstanding;
     (iv) no trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder; and
     (v) the Trustors and the Collateral Agent, at any time by an instrument in writing, executed by them, may accept the resignation of or remove any such separate trustee or co-trustee, and in that case, by an instrument in writing executed by the Trustors and the Collateral Agent jointly, may appoint a successor to such separate trustee or co-trustee, as the case may be, anything herein contained to the contrary notwithstanding. In the event that the Trustors shall not have joined in the execution of any such instrument within ten days after the receipt of a written request from the Collateral Agent so to do, or in case an Actionable Default shall have occurred and be continuing, the Collateral Agent shall have the power to accept the resignation of or remove any such separate trustee or co-trustee and to appoint a successor without the concurrence of the Trustors, the Trustors hereby appointing the Collateral Agent its agent and attorney to act for it in such connection in either of such contingencies. In the event that the Collateral Agent shall have appointed a separate trustee or separate trustees or co-trustee or co-trustees as above provided, it may at any time, by an instrument in writing, accept the resignation of or remove any such separate trustee or co-trustee, the successor to any such separate trustee or co-trustee to be appointed by the Trustors and the Collateral Agent, or by the Collateral Agent alone, as provided in this Section 6.10.

ARTICLE 7
Release of Collateral
     Section 7.01. Conditions to Release; Release Procedure. (a) Subject to Section 7.01(c), the Collateral Agent’s Liens upon the Collateral will be released:
     (i) in whole, upon (A) payment in full and discharge of all outstanding Notes (or upon a defeasance or discharge in accordance with the Indenture) and all outstanding indebtedness in respect of each New Facility (if any) (or upon a defeasance or discharge of each such New Facility in accordance with the applicable New Documents) and all other Obligations (in each case other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made) and (B) termination or expiration of all commitments to extend credit under all Documents; provided that the Company shall have delivered an Officer’s Certificate to the Collateral Agent certifying that the conditions described in this clause (i) have been met and that such release of the Collateral is permitted under, and does not violate the terms of, any Document;
     (ii) as to any Collateral that is sold, transferred or otherwise disposed of by any Trustor to a Person that is not (either before or after such sale, transfer or disposition) the Company or any other Trustor in a transaction or other circumstance that is permitted by all of the Documents, automatically at the time of such sale, transfer or other disposition (but excluding any transaction subject to Article 5 of the Indenture where the recipient is required to become the obligor on the Notes or a Guarantor or any similar provision contained in any other Document) to the extent of the interest sold, transferred or otherwise disposed of; provided that, to the extent provided in the Collateral Documents, the Collateral Agent’s Liens will attach to the proceeds received in respect of any such sale, transfer or other disposition, subject to the priorities set forth in Section 4.04;
     (iii) as to a release of any portion of the Collateral (which may include all or substantially all of the Collateral), with respect to such Collateral, if (A) consent to the release of such Liens of the Collateral Agent on such Collateral has been given by (i) the requisite holders of Notes (or the Indenture Trustee, on behalf of the requisite holders of Notes) and (ii) the requisite holders of indebtedness in respect of each other Series of Obligations, in each case as permitted by, and in accordance with, the applicable Documents and (B) the Company shall have delivered an Officer’s Certificate to the Collateral Agent certifying that the conditions described in this clause (iii) have been met and that such release of the Collateral is permitted under, and does not violate the terms of, any Document; provided that the Collateral Agent’s Liens on any such Collateral solely securing a particular Series of New Obligations shall be released with respect to such Series if (A) consent to the release of such Liens has been given by the requisite holders of such Series of New Obligations (determined under the New Documents governing such Series) and (B) the Company shall have delivered an Officer’s Certificate to the Collateral Agent certifying that the conditions described in this proviso to clause (iii) have been met and that such release of the Collateral is permitted under, and does not violate the terms of, any Document; and
     (iv) if any part of the Collateral is subject to any Permitted Lien (as defined in the Security Agreement) that is senior to the Liens securing the Collateral as a matter of law, the Collateral Agent will execute any document reasonably requested in writing by the Company to evidence such subordination.
     (b) Subject to Section 7.01(c), the Collateral Agent’s Liens on the Collateral securing the Note Obligations only (and not any other Obligations) will be released upon payment in full and discharge of all outstanding Notes (or upon a defeasance or discharge in accordance with the Indenture) and all other Note Obligations (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made), and thereafter the rights of the holders of the Notes and the Note Obligations to the benefit and proceeds of the Collateral Agent’s Liens on the Collateral will terminate and be discharged; provided that the Company shall have delivered an Officer’s Certificate to the Collateral Agent certifying that the conditions described in this clause (b) have been met and that such release of the Collateral is permitted under, and does not violate the terms of, any Document;
     (c) All of the Collateral shall not be released pursuant to Section 7.01(a)(i), 7.01(a)(iii) or 7.01(b) unless and until all Collateral Agent’s Fees (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made) shall have been paid in full.
     (d) The Collateral of a Guarantor shall be automatically released upon the release of such Guarantor’s obligations under its Note Guaranty as provided in Section 10.09 of the Indenture and the comparable provision of each other Document.
     (e) Upon the release of the Collateral, or any portion thereof, in each case in accordance with the provisions hereof (other than any Collateral that is released with respect to less than all of the Obligations), all right, title and interest of the Collateral Agent in, to and under the Trust Estate in respect of the Collateral or portion thereof so released, and the Collateral Documents in respect of such Collateral, shall terminate and shall revert to the respective Trustors, their successors and assigns, and the estate, right, title and interest of the Collateral Agent therein shall thereupon cease, determine and become void; and in such case (including a release with respect to less than all of the Obligations), upon the written request of the respective Trustors, their successors or assigns, and at the cost and expense of the Trustors, their successors or assigns, the Collateral Agent shall execute in respect of the Collateral so released, a satisfaction of the Collateral Documents with respect to such Collateral and such instruments as are necessary or desirable to terminate and remove of record any documents constituting public notice of the Collateral Documents and the security interests and assignments granted thereunder, in each case with respect to such Collateral, and shall assign and transfer, or cause to be assigned and transferred, and shall deliver or cause to be delivered to the Trustors, in respect of the Collateral so released, all property, including all moneys, instruments and Securities (if any), of the Trustors then held by the Collateral Agent. The cancellation and satisfaction of the Collateral Documents shall be without prejudice to the rights of the Collateral Agent or any successor trustee to charge and be reimbursed for any expenditures that it may thereafter incur in connection therewith.
ARTICLE 8
Miscellaneous
     Section 8.01. Amendments, Supplements and Waivers. (a) With the written consent of the Indenture Trustee and each New Representative (if any) (in each case given in accordance with the requirements (including the amendment provisions) of the Documents with respect to the applicable Series of Obligations), the Collateral Agent and the Trustors may, from time to time, enter into written supplements, amendments, restatements, waivers or other modifications to this Agreement or any Collateral Document for the purpose of adding to, amending, waiving or otherwise modifying any provision of this Agreement or any Collateral Document or changing the rights of the Collateral Agent, the Secured Parties or the Trustors hereunder or thereunder; provided, however, that:
     (i) no such supplement, amendment, restatement, waiver or other modification shall, without the written consent of the Collateral Agent, (x) amend, modify or waive any provision of Article 6 or alter the duties or obligations of the Collateral Agent hereunder or under any Collateral Document or (y) amend or modify the definition of “Majority Holders” set forth in Section 1.02;
     (ii) any such supplement, amendment, restatement, waiver or other modification that would only adversely affect the Obligations of a particular Series shall require only the written consent of the Representative with respect to such Series (given in accordance with the requirements (including the amendment provisions if applicable) of the Documents with respect to such Series); and
     (iii) any such supplement, amendment, restatement, waiver or other modification that has the effect of releasing Collateral from the Liens granted pursuant to the Collateral Documents other than as provided for in Section 7.01 shall be effective only if made in accordance with the requirements of, and the amendment provisions set forth in, each of the Documents;
provided, however, that notwithstanding the foregoing, (x) no Trustor shall have any right to consent to or approve any supplement, amendment, restatement, waiver or other modification of any provision of this Agreement that is solely and exclusively an intercreditor matter that affects the Secured Parties and does not adversely affect the rights or obligations of any Trustor (including, without limitation, Sections 2.03 and 4.04), but the Collateral Agent shall promptly provide a copy of any such executed amendment, restatement, supplement, modification or waiver to the Trustors and (y) without the consent of any Secured Party, any Collateral Document may be supplemented, amended, restated, waived or otherwise modified (A) to the extent (and only to the extent) required to allow for any release of Collateral that is expressly permitted by Section 7.01 and (B) in the following circumstances:

     (1) to cure any ambiguity, defect or inconsistency in this Agreement, the Security Agreement or any other agreement, document or instrument pursuant to which a Lien is granted securing any Obligations or under which rights or remedies with respect to such Liens are governed;
     (2) to comply with (i) Article 5 of the Indenture or (ii) the comparable provisions of any New Documents; provided, in the case of clause (ii), that the applicable supplement, amendment, restatement, waiver or other modification does not adversely affect the Note Obligations;
     (3) to comply with the requirements of the Securities and Exchange Commission in connection with the qualification under the Trust Indenture Act of 1939 of (i) the Indenture or (ii) any New Documents; provided, in the case of clause (ii), that the applicable supplement, amendment, restatement, waiver or other modification does not adversely affect the Note Obligations;
     (4) to evidence and provide for the acceptance of an appointment by a successor Indenture Trustee or Collateral Agent;
     (5) to conform the text of this Agreement, the Security Agreement or any other agreement, document or instrument pursuant to which a Lien is granted securing any Obligations or under which rights or remedies with respect to such Liens are governed to any provision of the “Description of Notes” section of the offering memorandum dated November 5, 2010 relating to the offering by the Company of the Notes, as certified in an Officer’s Certificate; or
     (6) to make any other change that does not materially and adversely affect the rights of any Secured Party.
     Any such supplement, amendment, restatement, waiver or other modification shall be binding upon the Trustors, the Secured Parties and the Collateral Agent and their respective successors. The Collateral Agent shall not enter into any such supplement, amendment, restatement, waiver or other modification unless it shall have received (x) written authorization from the Indenture Trustee and each New Representative to enter into same, which authorization shall include a statement to the effect that the requisite holders of the applicable Series of Obligations (determined under the Documents governing such Series) have authorized the entry into same and (y) an Officer’s Certificate to the effect that such supplement, amendment, restatement, waiver or other modification will not result in a breach of any provision or covenant contained in the Indenture, any other Document or this Agreement.

     (b) Notwithstanding the foregoing, without the consent of any Secured Party, the Collateral Agent and the Trustors, at any time and from time to time, may enter into additional pledge or Collateral Documents or one or more agreements supplemental hereto or to any Collateral Document, in form reasonably satisfactory to the Collateral Agent (it being understood that any supplement in the form of Exhibits A and B shall be deemed to be satisfactory to the Collateral Agent):
     (i) to add to the covenants of the Trustors, for the benefit of the Secured Parties, or to surrender any right or power herein conferred upon the Trustors;
     (ii) to pledge or grant a security interest in any property or assets that are required to be pledged, or in which a security interest is required to be granted, to the Collateral Agent pursuant to any Collateral Document or any other applicable Document;
     (iii) to cure any ambiguity or omission, to correct or to supplement any provision herein or in any Collateral Document that may be defective or inconsistent with any other provision herein or therein, or to make any other provisions with respect to matters or questions arising hereunder or under any Collateral Document that shall not be inconsistent with any provision hereof or of any Collateral Document;
     (iv) to add an Additional Trustor; and
     (v) to add New Representative.
     (c) In executing, or accepting the additional trusts created by, any amendment, supplement or waiver hereto or to any other Collateral Document, permitted by this Agreement or such Collateral Document, the Collateral Agent shall receive and shall be fully protected in conclusively relying upon, an opinion of counsel or an Officer’s Certificate stating that the execution of such amendment, supplement or waiver is authorized or permitted by this Agreement or such Collateral Document. The Collateral Agent may, but shall not be obligated to, enter into any amendment, supplement or waiver, which adversely affects the Collateral Agent’s own rights, duties or immunities under this Agreement, such Collateral Document or otherwise.
     (d) Notwithstanding the foregoing, at the written instruction of the Trustee, the Collateral Agent shall execute and deliver the Spectrum Registration Rights Agreement, the Spectrum Stockholder Agreement and other agreements with respect to equityholders’ rights to which any Trustor is a party or becomes a party from time to time after execution of this Agreement.
     Section 8.02. Voting. (a) In connection with any matter under this Agreement requiring a vote of holders of Obligations at any time, each Series of Obligations will cast its votes in accordance with the Note Documents or the New Documents, as applicable, governing such Series of Obligations and as contemplated by the definition of Majority Holders hereunder.

     (b) For the avoidance of doubt, for purposes of determining at any time whether the “Majority Holders” have given any instruction or taken any action hereunder (or consented to the taking of any action hereunder), the following rules shall apply: (i) the Representative with respect to each Series of Obligations shall be deemed to hold the principal amount of indebtedness constituting Obligations then outstanding under such Series of Obligations, (ii) each Representative shall, with respect to the principal amount of indebtedness constituting Obligations deemed held by such Representative pursuant to the preceding clause (i), provide any such instruction to, or shall instruct the Collateral Agent to take such action, in accordance with voting provisions set forth in the Documents with respect to the applicable Series of Obligations and subject to the proviso at the end of the definition of “Majority Holders” and to the last sentence of such definition and (iii) based on the foregoing procedures, the Collateral Agent shall determine (which determination shall be conclusive absent manifest error), whether the Secured Parties that have given such instruction or taken such action (or consented to the taking of such action) constitute the “Majority Holders” as defined in the definition thereof.
     (c) Any direction in writing delivered to the Collateral Agent by or with the written consent of the Majority Holders (a) shall set forth the aggregate amount of Obligations owed by the Trustors to the Secured Parties represented by the Indenture Trustee and by each New Representative under the Note Documents or the applicable New Documents, as the case may be, calculated as of the date of determination and in accordance with the definition of Majority Holders hereunder, and (b) shall be binding upon all of the Secured Parties, unless the matter which is the subject of the applicable vote requires pursuant to the terms hereof the consent of all Secured Parties.
     Section 8.03. Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent by mail, overnight courier or hand delivery:
     (a) If to any Trustor, to it at the address of the Company at: Harbinger Group Inc., 450 Park Avenue, 27th Floor, New York, NY 10022, Attention: Francis T. McCarron (facsimile: (212) 339-5801), or at such other address as shall be designated by it in a written notice to the Collateral Agent.
     (b) If to the Collateral Agent, to it at its address at: Wells Fargo Bank, National Association, 625 Marquette Avenue, 11th Floor, MACN 9311-110 Minneapolis, MN, 55479, Attention: Corporate Trust Services (facsimile: (612) 667-9825), or at such other address as shall be designated by it in a written notice to the Company.
     (c) If to the Indenture Trustee, to it at its address at: Wells Fargo Bank, National Association, 625 Marquette Avenue, 11th Floor, MACN 9311-110 Minneapolis, MN, 55479, Attention: Corporate Trust Services (facsimile: (612) 667-9825), or at such other address as shall be designated by it in writing to the Collateral Agent.
     (d) If to any New Representative, to it at its address as designated in the Collateral Trust Joinder to which it is a party, or at such other address as shall be designated by it in writing to the Collateral Agent.

     All such notices, requests, demands and communications shall be deemed to have been duly given or made, when delivered by hand, the Business Day following deposit with an overnight courier, or five Business Days after being deposited in the mail, postage prepaid, or when telecopied or electronically transmitted, receipt acknowledged; provided, however, that any notice, request, demand or other communication to the Collateral Agent shall not be effective until received.
     Section 8.04. Headings. Article, Section, subsection and other headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
     Section 8.05. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 8.06. Treatment of Payee or Indorsee by Collateral Agent. (a) The Collateral Agent may treat the registered holder of any registered note, and the payee or indorsee of any note or debenture that is not registered, as the absolute owner thereof for all purposes hereunder and shall not be affected by any notice to the contrary, whether such promissory note or debenture shall be past due or not.
     (b) Any person, firm, corporation or other entity that shall be designated as the duly authorized representative of one or more Secured Parties to act as such in connection with any matters pertaining to this Agreement or any Collateral Document or the Collateral shall present to the Collateral Agent such documents, including, without limitation, opinions of counsel, as the Collateral Agent may reasonably require, in order to demonstrate to the Collateral Agent the authority of such person, firm, corporation or other entity to act as the representative of such Secured Parties.
     Section 8.07. Dealings with the Trustors. (a) Upon any application or demand by any Trustor to the Collateral Agent to take or permit any action under any of the provisions of this Agreement, such Trustor shall furnish to the Collateral Agent an Officer’s Certificate stating that all conditions precedent, if any, provided for in this Agreement relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement relating to such particular application or demand, no additional certificate or opinion need be furnished.
     (b) Any opinion of counsel may be based, insofar as it relates to factual matters, upon an Officer’s Certificate filed with the Collateral Agent.
     Section 8.08. Claims Against the Collateral Agent. Any claims or causes of action that the holders of any Obligations, the Indenture Trustee, any New Representative or any Trustor shall have against the Collateral Agent shall survive the termination of this Agreement and the release of the Collateral hereunder.
     Section 8.09. Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the Secured Parties, and their respective successors and assigns, and nothing herein or in any Collateral Document is intended or shall be construed to give any other person any right, remedy or claim under, to or in respect of this Agreement, any Collateral Document, the Collateral or the Trust Estate. All obligations of the Trustors hereunder will inure to the sole and exclusive benefit of, and be enforceable by, the Collateral Agent, the Indenture Trustee, each New Representative and each present and future holder of Obligations, each of whom will be entitled to enforce this Agreement as a third-party beneficiary hereof, and all of their respective successors and assigns.
     Section 8.10. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York and any action alleging any breach by the Collateral Agent of its duties hereunder, whether by act or omission or anticipatory, shall be prosecuted only in the federal or state courts of competent jurisdiction in the State, County and City of New York.
     Section 8.11. Consent to Jurisdiction. All judicial proceedings brought against any party hereto arising out of or relating to this Agreement or any of the other Collateral Documents may be brought in any state or federal court of competent jurisdiction in the State, County and City of New York. By executing and delivering this Agreement, each Trustor, for itself and in connection with its properties, irrevocably:
     (a) accepts generally and unconditionally the nonexclusive jurisdiction and venue of such courts;
     (b) waives any defense of forum non conveniens;
     (c) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such party at its address provided in accordance with Section 8.03;
     (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over such party in any such proceeding in any such court and otherwise constitutes effective and binding service in every respect; and
     (e) agrees each party hereto retains the right to serve process in any other manner permitted by law or to bring proceedings against any party in the courts of any other jurisdiction.
     Section 8.12. Waiver of Jury Trial. Each party to this Agreement waives its rights to a jury trial of any claim or cause of action based upon or arising under this Agreement or any of the Collateral Documents or any dealings between them relating to the subject matter of this Agreement or the intents and purposes of the Collateral Documents. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement or the Collateral Documents, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party to this Agreement acknowledges that this waiver is a material inducement to enter into a business relationship, that each party hereto has already relied on this waiver in entering into this Agreement, and that each party hereto will continue to rely on this waiver in its related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing (other than by a mutual written waiver specifically referring to this Section 8.12 and executed by each of the parties hereto), and this waiver will apply to any subsequent amendments, renewals, supplements or modifications of or to this Agreement or any of the Collateral Documents or to any other documents or agreements relating thereto. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
     Section 8.13. Force Majeure. In no event shall the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
     Section 8.14. Consequential Damages. In no event shall the Collateral Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
     Section 8.15. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or PDF transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
     Section 8.16. Incorporation by Reference. In connection with its execution and acting as agent or trustee (as applicable) hereunder, each of the Collateral Agent, the Indenture Trustee and any New Representative are entitled to all rights, privileges, protections, immunities, benefits and indemnities provided to them under the Collateral Documents and any other applicable Documents.
     Section 8.17. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Collateral Agent is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Agent. The parties to this Indenture agree that they will provide the Collateral Agent with such information as it may request in order for the Collateral Agent to satisfy the requirements of the USA PATRIOT Act.

     Section 8.18. Rights Of Holders. No holder of any Note Obligations or holder of any New Obligations shall have any independent rights hereunder other than those rights granted to individual holders of Note Obligations pursuant to Section 6.07 of the Indenture or comparable provision for holders of New Obligations under any New Document; provided that nothing in this subsection shall limit any rights granted to the Indenture Trustee under the Notes or the Indenture or any New Representative under any New Document.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee under the Indenture
By:	/s/ Richard Prokosch
	Name:	Richard Prokosch
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent
By:	/s/ Richard Prokosch
	Name:	Richard Prokosch
	Title:	Vice President

HARBINGER GROUP INC.
By:	/s/ Francis T. McCarron
	Name:	Francis T. McCarron
	Title:	Executive Vice President and Chief Financial Officer Collateral Trust Agreement

Exhibit A to
Collateral Trust Agreement
[FORM OF] SUPPLEMENT TO COLLATERAL TRUST AGREEMENT
     Reference is made to the Collateral Trust Agreement, dated as of January 7, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Trust Agreement”), among Harbinger Group Inc., a Delaware corporation, (the “Company”), the Additional Trustors from time to time party thereto, Wells Fargo Bank, National Association, as Indenture Trustee, Wells Fargo Bank, National Association, as Collateral Agent, and each other Person party thereto from time to time. Terms defined in the Collateral Trust Agreement and not otherwise defined herein are as defined in the Collateral Trust Agreement.
     This Supplement to Collateral Trust Agreement, dated as of                     , 20__ (this “Supplement to Trust Agreement”), is being delivered pursuant to Section 5.07 of the Collateral Trust Agreement.
     The undersigned,                     , a                      (the “Additional Trustor”) hereby agrees to become a party to the Collateral Trust Agreement as a Trustor thereunder, for all purposes thereof on the terms set forth therein, and to be bound by all of the terms and provisions of the Collateral Trust Agreement as fully as if the Additional Trustor had executed and delivered the Collateral Trust Agreement as of the date thereof.
     This Supplement to Collateral Trust Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.
     This Supplement to Collateral Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the Additional Trustor has caused this Supplement to Collateral Trust Agreement to be duly executed by its authorized representative as of the day and year first above written.

[ADDITIONAL TRUSTOR]
By:
Name:
Title:

     The Collateral Agent acknowledges receipt of this Supplement to Collateral Trust Agreement and agrees to act as Collateral Agent with respect to the Collateral pledged by the Additional Trustor, as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent
By:
Name:
Title:

Exhibit B to
Collateral Trust Agreement
[FORM OF] JOINDER TO COLLATERAL TRUST AGREEMENT
     Reference is made to the Collateral Trust Agreement, dated as of January 7, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Trust Agreement”), among Harbinger Group Inc., a New Jersey corporation (the “Company”), the Additional Trustors from time to time party thereto, Wells Fargo Bank, National Association, as Indenture Trustee, Wells Fargo Bank, National Association, as Collateral Agent, and each other Person party thereto from time to time. Terms defined in the Collateral Trust Agreement and not otherwise defined herein are as defined in the Collateral Trust Agreement.
     This Joinder to Collateral Trust Agreement, dated as of                     , 20__ (this “Collateral Trust Joinder”), is being delivered pursuant to Section 2.02 of the Collateral Trust Agreement as a condition precedent to the incurrence of the indebtedness for which the undersigned is acting as agent being entitled to the benefits of being Obligations under the Collateral Trust Agreement.
     1. Joinder. The undersigned,                          , a                     , (the “New Representative”) as [trustee, administrative agent] under that certain [describe New Facility] (the “New Facility”) hereby agrees to become party as an New Representative and a Secured Party under the Collateral Trust Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms, conditions and provisions of the Collateral Trust Agreement as fully as if the undersigned had executed and delivered the Collateral Trust Agreement as of the date thereof.
     2. Lien Sharing and Priority Confirmation. The undersigned New Representative, on behalf of itself and each holder of obligations in respect of the New Facility (together with the New Representative, the “New Secured Parties”), hereby agrees, for the enforceable benefit of all existing and future New Representative, each existing and future Representative and each existing and future Secured Party, and as a condition to being treated as Obligations under the Collateral Trust Agreement that:
     (a) all Obligations will be and are secured equally and ratably by all Liens granted to the Collateral Agent, for the benefit of the Secured Parties, which are at any time granted by any Trustor to secure any Obligations whether or not upon property otherwise constituting collateral for such New Facility, and that all Liens granted pursuant to the Collateral Documents will be enforceable by the Collateral Agent for the benefit of all holders of Obligations equally and ratably as contemplated by the Collateral Trust Agreement;
     (b) the New Representative and each other New Secured Party is bound by the terms, conditions and provisions of the Collateral Trust Agreement and the Collateral Documents, including, without limitation, the provisions relating to the ranking of Liens and the order of application of proceeds from the enforcement of Liens; and

     (c) the New Representative shall perform its obligations under the Collateral Trust Agreement and the Collateral Documents.
     3. Appointment of Collateral Agent. The New Representative, on behalf of itself and the New Secured Parties, hereby (a) irrevocably appoints [Wells Fargo Bank, National Association]1 as Collateral Agent for purposes of the Collateral Trust Agreement and the Collateral Documents, (b) irrevocably authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent in the Collateral Trust Agreement and the Collateral Documents, together with such actions and powers as are reasonably incidental thereto, and authorizes the Collateral Agent to execute any Collateral Documents on behalf of all Secured Parties and to take such other actions to maintain and preserve the security interests granted pursuant to any Collateral Documents, and (c) acknowledges that it has received and reviewed the Collateral Trust Agreement and the Collateral Documents and agrees to be bound by the terms thereof. The New Representative, on behalf of the New Secured Parties, and the Collateral Agent, on behalf of the existing Secured Parties, each hereby acknowledges and agrees that the Collateral Agent in its capacity as such shall be agent on behalf of the New Representative and on behalf of all other Secured Parties.
     4. Consent. The New Representative, on behalf of itself and the New Secured Parties, consents to and directs the Collateral Agent to perform its obligations under the Collateral Trust Agreement and the Collateral Documents.
     5. Authority as Agent. The New Representative represents, warrants and acknowledges that it has the authority to bind each of the New Secured Parties to the Collateral Trust Agreement and such New Secured Parties are hereby bound by the terms, conditions and provisions of the Collateral Trust Agreement, including, without limitation, the provisions relating to the ranking of Liens and the order of application of proceeds from the enforcement of Liens.
     6. New Representative. The New Representative in respect of the New Facility is [NEW REPRESENTATIVE]. The address of the New Representative in respect of the New Facility for purposes of all notices and other communications hereunder and under the Collateral Trust Agreement is                     ,                     , Attention of                      (Facsimile No.                     , electronic mail address:                     ).
     7. Officer’s Certificate. Each of the Trustors hereby certifies that the Trustors have previously delivered the Officer’s Certificate contemplated by Section 2.02(b)(i)) of the Collateral Trust Agreement and all other information, evidence and documentation required by Section 2.02 of the Collateral Trust Agreement, in each case in accordance with the terms of the Collateral Trust Agreement.

[1]	If a successor Collateral Agent has been appointed, the name of such successor should be filled in instead.

     8. Reaffirmation of Security Interest. By acknowledging and agreeing to this Collateral Trust Joinder, each of the Trustors hereby (a) confirms and reaffirms the security interests pledged and granted pursuant to the Collateral Documents and grants a security interest in all of its right, title and interest in the Collateral (as defined in the applicable Collateral Documents), whether now owned or hereafter acquired to secure the Obligations, and agrees that such pledges and grants of security interests shall continue to be in full force and effect, (b) confirms and reaffirms all of its obligations under its guarantees pursuant to the applicable Note Documents and the New Documents and agrees that such guarantees shall continue to be in full force and effect, and (c) authorizes the filing of any financing statements describing the Collateral (as defined in the applicable Collateral Documents) in the same manner as described in the applicable Collateral Documents or in any other manner as the Collateral Agent may determine is necessary, advisable or prudent to ensure the perfection of the security interests in the Collateral (as defined in the applicable Collateral Documents) granted to the Collateral Agent hereunder or under the applicable Collateral Documents.
     9. Counterparts. This Collateral Trust Joinder may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. This Collateral Trust Joinder may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Collateral Trust Joinder by facsimile or PDF transmission shall be as effective as delivery of a manually signed counterpart of this Collateral Trust Joinder. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
     10. Governing Law. THIS COLLATERAL TRUST JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     11. Miscellaneous. The provisions of Article 8 of the Collateral Trust Agreement shall apply with like effect to this Collateral Trust Joinder.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the New Representative has caused this Collateral Trust Joinder to be duly executed by its authorized representative, and each Trustor party hereto have caused the same to be accepted by their respective authorized representatives, as of the day and year first above written.

[NEW REPRESENTATIVE]
By:
Name:
Title:

Acknowledged and agreed: HARBINGER GROUP INC.
By:
Name:
Title:

[OTHER TRUSTORS]
By:
Name:
Title:

     The Collateral Agent acknowledges receipt of this Collateral Trust Joinder and agrees to act as Collateral Agent with respect to the New Facility in accordance with the terms of the Collateral Trust Agreement and the Collateral Documents.

WELLS FARGO BANK, NATIONAL ASSOCIATION as Collateral Agent
By:
Name:
Title: